Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Jani Bergan
(415) 543-3470 x201	(415) 946-1064

MEDIVATION PRICES REGISTERED DIRECT OFFERING

SAN FRANCISCO (December 8, 2006) – Medivation, Inc. (AMEX: MDV) today announced that it has entered into definitive purchase agreements with institutional investors to sell approximately 2,200,000 shares of its common stock at a price of $16.25 per share in a registered direct offering. The offering will raise gross proceeds to Medivation of approximately $36 million before placement agent fees and other offering expenses. The sale is being made under Medivation’s shelf registration statement declared effective by the Securities and Exchange Commission on November 3, 2006. The closing of the transaction is expected to occur on December 13, 2006, subject to the satisfaction of customary closing conditions.

Cowen and Company, LLC served as the lead placement agent for this offering. The co-placement agents on the offering were Leerink Swann & Company, Rodman & Renshaw, LLC and Emerging Growth Equities, Ltd.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated size of the Company’s development portfolio, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates have been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, include more information about factors that could affect the Company’s financial and operating results.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Cowen & Company, LLC or from the offices of Cowen and Company, LLC c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.

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